EXHIBIT 10.1

AMERICAN STATES WATER COMPANY

AMENDED AND RESTATED PERFORMANCE INCENTIVE PLAN

(Effective May 19, 2015)

AMERICAN STATES WATER COMPANY
AMENDED AND RESTATED PERFORMANCE INCENTIVE PLAN

Section 1.        Purpose of Plan

The purpose of the American States Water Company Amended and Restated Performance Incentive Plan (the “Plan”) is to extend the American States Water Company Performance Incentive Plan, effective January 1, 2009, as approved by shareholders of the Corporation at the annual meeting held May 27, 2010 (the “2009 Plan”), and to incorporate certain amendments to the 2009 Plan as reflected herein.  The Plan is intended to promote the success of American States Water Company, a California corporation, (the “Corporation”) by (a) motivating executives selected to participate in the Plan to maximize the performance of the Corporation both from a financial perspective and in serving its customers and (b) rewarding the executives with cash bonuses directly related to such performance.  The Corporation’s board of directors recognizes that the ability of the Corporation and its subsidiaries to attract capital at a low cost is based on its financial performance and that the Corporation’s utility customers benefit through lower rates when the Corporation is able to attract low cost capital.

This Plan is intended to provide Bonuses for Performance Periods that qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

This Plan is adopted effective as of May 19, 2015; provided, however, that its continued effectiveness after the annual meeting of shareholders in 2015, is subject to shareholder approval of the Plan before December 31, 2015.

Section 2.        Definitions and Terms

2.1       Accounting Terms.  Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms in this Plan and the Awards granted under this Plan are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect, as applied and included in the consolidated financial statements of the Corporation, prepared in the ordinary course of business.

2.2       Specific Terms.  The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

“Award” means an award under this Plan of a conditional opportunity to receive a Bonus if the applicable Performance Targets are satisfied in the applicable Performance Period.

“Bonus” means a cash payment or a cash payment opportunity under the Plan, as the context requires.

“Business Criteria” means any one or any combination of the following business criteria:

¡                earnings per share,

¡                shareholder return,

¡                dividend levels,

¡                dividend growth,

¡                customer satisfaction,

¡                increase in customer base,

¡                customer complaints,

¡                capital expenditures,

¡                capital investments,

¡                control deficiencies, significant deficiencies and material weaknesses under Section 404 of the Sarbanes-Oxley Act of 2002,

¡                operating revenue,

¡                revenues from specific facilities,

•                 net income from operations,

¡                net income,

¡                earnings (before or after interest, taxes, depreciation and/or amortization),

¡                growth in earnings,

¡                return on equity,

¡                return on capital,

¡                return on assets,

¡                economic value added,

¡                cash flow,

¡                working capital,

¡                cost reduction or other expense control objectives;

¡                satisfaction of budget objectives,

¡                gross or net profit margin,

¡                asset transfers from a third party for the contracted services business,

¡     ratio of total construction revenues less direct and selected indirect construction costs over total construction revenues,

¡                ratio of operations and maintenance revenues less direct and selected indirect operations and maintenance expenses over total operations and maintenance revenues,

¡                market share,

¡                market price of common stock of the Company,

¡                credit rating,

¡                safety,

¡                supplier diversity,

¡                regulatory or customer requirements or objectives,

¡                compliance with applicable environmental requirements,

¡              attainment of water industry objectives measured in terms of water quality, service, reliability and efficiency,

¡                rate base objectives,

¡                litigation or regulatory resolution goals,

¡                approved rate increases,

¡                construction goals,

¡                application approvals,

¡                negotiated general and administrative rates for any or all of operations and maintenance projects, renewal and replacement projects and/or capital upgrade projects for all or any portion of the contracted services business,

¡                negotiated overhead rates for any or all of operations and maintenance projects, renewal and replacement projects and/or capital upgrade projects for all or any portion of the contracted services business,

¡                negotiated pricing for services, labor, materials, equipment and/or subcontractors for all or any portion of the contracted services business,

¡                price redeterminations and/or equitable adjustments for any military privatization project,

¡                employee satisfaction, and

¡                winning new contracts for the contracted services business.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Corporation’s Board of Directors.

“Company” means American States Water Company, a California corporation, and its subsidiaries.

“Corporation” means American States Water Company, a California corporation.

“Executive” means the Chief Executive Officer of the Corporation and any other key employee (including any officer) of the Company who is a Senior Vice President or Vice President.

“Participant” means an Executive selected to participate in the Plan by the Committee.

“Performance Period” means the Year or Years (or portions thereof) with respect to which the Performance Targets are set by the Committee.

“Performance Targets” means the specific objective goal or goals that are timely set in writing by the Committee pursuant to Section 4.2 for each Participant for the applicable Performance Period in respect of any one or more of the Business Criteria.

“Plan” means this American States Water Company Performance Incentive Plan.

“Section 162(m)” means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

“Section 409A” means Section 409A of the Code, and the regulations and any interpretative guidance promulgated thereunder, all as amended from time to time.

“Year” means a calendar year commencing on or after January 1, 2009.

Section 3.        Administration of the Plan

3.1       Powers of the Committee.  The Committee shall have the sole authority to establish and administer the Business Criteria and Performance Targets and the responsibility of determining from among the Executives those persons who will participate in and receive Awards under the Plan and, subject to the terms of the Plan, the amount of Awards, and the time or times at which and the manner in which Awards will be paid (which may include elective or mandatory deferral alternatives subject to Section 409A) and shall otherwise be responsible for the administration of the Plan, in accordance with its terms.  The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Awards under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto.

Section 4.        Bonus Awards

4.1       Provision for Bonus.  Each Participant may receive a Bonus if the Performance Targets established by the Committee, relative to the applicable Business Criteria, are attained in the applicable Performance Period established by the Committee.  The applicable Performance Period and Performance Targets shall be determined by the Committee consistent with the terms of the Plan and Section 162(m).  Notwithstanding the fact that the Performance Targets have been attained, the Company may pay a Bonus of less than the amount determined by the formula or standard established pursuant to Section 4.2 or may pay no Bonus at all, as determined in the Committee’s sole discretion.

4.2       Selection of Performance Targets.  With respect to any Performance Period, the Committee must establish the specific Performance Targets with respect to the Business Criteria within the first 90 days of the Performance Period (and, in the case of any Performance Period of less than one year, in no event after 25% or more of the Performance Period has elapsed) and while the performance relating to the Performance Targets remains substantially uncertain within the meaning of Section 162(m).  The Committee may establish the Performance Targets with respect to any Performance Period on a stand-alone basis with respect to the Corporation or on a relative basis with respect to any peer companies or index selected by the Committee.  The Committee may establish the Performance Targets with respect to any Performance Period on the basis of one or more of the Business Criteria for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, divisions, segments, facilities or business units or any combination of the foregoing.  At the time the Committee selects the Performance Targets, the Committee shall provide, in terms of an objective formula or standard for each Participant the method of computing the specific amount that will represent the maximum amount of Bonus payable to the Participant if the Performance Targets are attained, subject to Sections 4.1, 4.3, 4.7, 5.1 and 5.7.  The objective formula or standard shall preclude the use of discretion to increase the amount of any Bonus earned pursuant to the terms of the Award.

4.3       Maximum Annual Bonuses.  Notwithstanding any other provision hereof, the maximum amount that may be payable in respect of all Awards under this Plan to any single Executive for any one Year prior to January 1, 2016 shall not exceed $400,000 and for any calendar year commencing January 1, 2016 $1,250,000.

4.4       Selection of Participants.  For each Performance Period, the Committee shall determine, at the time it sets the Business Criteria and the Performance Target(s), those Executives who will participate in the Plan.  At the time that the Committee establishes the applicable Performance Targets for any Year, the Committee shall also specify, subject to the limitation specified in Section 4.3, the maximum individual amount payable to each Executive for such Year.

4.5       Termination of Employment.  In the event of the termination of employment of a Participant prior to the payment of a Bonus, the Participant shall not be entitled to any payment in respect of the Bonus, unless otherwise expressly provided by the terms of the applicable Award, another written contract with the Corporation or by the Committee in its sole discretion.

4.6       Adjustments.  To preserve the intended incentives and benefits of an Award, the Committee shall adjust the Performance Targets or Business Criteria to eliminate the effects of the following:  (i) the gain, loss, income or expense resulting from changes in accounting principles, tax law, California Public Utilities Commission rules and regulations, or any other such laws, regulations or provisions affecting reported results that become effective during the Performance Period, and (ii) the gains or losses resulting from, and the direct expenses incurred in connection with, the purchase or disposition of a business.  The Committee may, however, provide at the time it establishes the Performance Targets that one or both of the foregoing adjustments will not be made as to a specific Award.  In addition, the Committee may determine at the time it establishes the Performance Targets that other adjustments shall apply to the objective formula or standard with respect to the applicable Performance Target to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following with respect to the Performance Period: (a) gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation, (b) the impact of impairment of tangible or intangible assets, (c) the impact of investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year, (d) derivative gains or losses attributable to fixed-price purchase contracts, (e) the impact of significant adverse market conditions on pension expenses, (f) the impact of accruals for reorganization and restructuring programs, and (g) the impact of any extraordinary or nonrecurring items.  Each of the adjustments described in this Section 4.6 may relate to the Company as a whole or any part of the Company’s business or operations, as determined by the Committee at the time the Performance Targets are established.  The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee.  In addition to the foregoing, the Committee shall adjust any Business Criteria, Performance Targets or other features of an Award that relate to or are wholly or partially based on the number of, or the value of, any shares of stock of the Corporation or any of its subsidiaries, to reflect a change in the capitalization, such as a stock split or dividend, or a corporate transaction, such as a merger, consolidation, separation (including a spin-off or other distribution of stock or property), or a reorganization.

4.7       Committee Discretion to Determine Bonuses.  The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant’s Bonus shall be calculated (in accordance with Sections 4.1 and 4.2), whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each Participant, subject in all cases to the terms, conditions and limits of the Plan and any other written commitment authorized by the Committee.  To this same extent, the Committee may at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of Bonuses (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan.  The Committee may not, however, increase the maximum amount permitted to be paid to any individual under Section 4.2, 4.3, 4.4 or 4.5 of the Plan or award a Bonus under this Plan if the applicable Performance Targets have not been satisfied.

4.8       Committee Certification.  No Executive shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Targets and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied.

4.9       Time of Payment; Deferred Amounts.  Any Bonuses granted by the Committee under the Plan shall be paid as soon as practicable following the Committee’s determinations under this Section 4 and the certification of the Committee’s findings under Section 4.8 and except as provided below, during the short-term deferral period for purposes of Section 409A.  Any such payment shall be in cash or cash equivalent or in such other form of equal value on such payment date as the Committee may approve or require, subject to applicable withholding requirements.  Notwithstanding the foregoing, the Committee, in its sole discretion (but subject to compliance with Section 162(m) and the applicable provisions of Section 409A and to any prior written commitments and to any conditions consistent with Sections 4.3 and 5.7 that it deems appropriate), may defer the payout or vesting of any Bonus and/or provide to Participants the opportunity to elect to defer the payment of any Bonus under a nonqualified deferred compensation plan.  Any action by the Committee or any election made by an Executive to defer payment of any Bonus shall be made not later than the date(s) required to avoid the acceleration of income recognition and the imposition of an additional rate of tax under Section 409A.  In the case of any deferred payment of a Bonus after the attainment of the applicable Performance Target(s), any amount in excess of the amount otherwise payable shall be based on either Moody’s Average Corporate Bond Yield (or such other rate of interest that is deemed to constitute a “reasonable rate of interest” for purposes of Section 162(m)) over the deferral period or the return over the deferral period of one or more predetermined actual investments such that the amount payable at the later date will be based upon actual returns, including any decrease or increase in the value of the investment(s), unless the alternative deferred payment is otherwise exempt from the limitations under Section 162(m).

Section 5.        General Provisions

5.1       No Right to Awards or Continued Employment.  Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or subsidiary), the Board of Directors of the Corporation or the Committee in respect of the Plan shall be held or construed to confer upon any person any legal right to receive, or any interest in, an Award or any other benefit under the Plan, or any legal right to be continued in the employ of the Company.  The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise.  Nothing in this Section 5.1, however, is intended to adversely affect any express independent right of any person under a separate employment agreement.  Notwithstanding any other provision hereof and notwithstanding the fact that the Performance Targets have been attained and/or the individual maximum amounts hereunder have been calculated, the Company shall have no obligation to pay any Bonus hereunder nor to pay the maximum amount so calculated or any prorated amount based on service during the period, unless the Committee otherwise expressly provides by written contract or other written commitment.

5.2       Discretion of Company, Board of Directors and Committee.  Any decision made or action taken by the Company or by the Board of Directors of the Corporation or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons.  No member of the Committee shall have any liability for actions taken or omitted under the Plan by the member or any other person.

5.3       No Funding of Plan.  The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan.  The Plan shall constitute an “unfunded” plan of the Company.  The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor or shareholder of the Company, as the case may be.

5.4       Non-Transferability of Benefits and Interests.  Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant.  This Section 5.4 shall not apply to an assignment of a contingency or payment due (i) after the death of a Participant to the deceased Participant’s legal representative or beneficiary or (ii) after the disability of a Participant to the disabled Participant’s personal representative.

5.5       Law to Govern.  All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of California.

5.6       Non-Exclusivity.  The Plan does not limit the authority of the Company, the Board or the Committee, or any subsidiary of the Company to grant awards or authorize any other compensation to any person under any other plan or authority.

5.7       Section 162(m) Conditions.  It is the intent of the Company that the Plan and Awards made hereunder satisfy and be interpreted in a manner, which, in the case of Participants who are persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation.  Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded.

Section 6.        Amendments, Suspension or Termination of Plan

The Board of Directors or the Committee may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan.  Notwithstanding the foregoing, no amendment shall be effective without Board of Directors and/or shareholder approval if such approval is necessary to comply with the applicable provisions of Section 162(m).  To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code, and the Plan and all award agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code.

Section 7.        Expiration of Authority to Grant Awards

As required pursuant to Section 162(m), the Committee’s authority to grant new Awards under the Plan shall terminate upon the first meeting of the Corporation’s shareholders that occurs in the fifth year following the year in which the Corporation’s shareholders first approve this Plan, subject to any subsequent extensions that may be approved by shareholders which shall extend the Plan until the next meeting of the Corporation’s shareholders that occurs in the fifth year following the year in which shareholders approve any extension.